EXHIBIT 4.5A
AMENDMENT TO DEPOSIT AGREEMENT

This Amendment (this "Amendment"), effective as of October 21, 2022 (the "Amendment Effective Date"), by and among Regions Financial Corporation (the "Corporation"), Computershare Inc. ("Computershare"), Computershare Trust Company, N.A. ("Trust Company") and Broadridge Corporate Issuer Solutions, Inc. ("Broadridge"), amends that certain Deposit Agreement (as amended, the "Agreement"), dated as of April 30, 2019, by and among the Corporation, Computershare and Trust Company, jointly as Depositary, and the holders from time to time of the depositary receipts described therein. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

WHEREAS, in accordance with Section 5.5 of the Agreement, the Corporation desires to remove Computershare and Trust Company as the Depositary and appoint Broadridge as successor Depositary, in each case effective as of the Amendment Effective Date;

WHEREAS, Broadridge is a regulated "transfer agent" (as such term is defined in Section 3(a)(25) of the Securities Exchange Act of 1934 as amended) and has total assets, along with its affiliates of at least $50,000,000; and

WHEREAS, the parties hereto wish to amend the Agreement to, inter alia, remove Computershare and Trust Company as Depositary and appoint Broadridge as successor Depositary pursuant to the terms and conditions set forth herein;

NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

1.Removal and Appointment. In accordance with Section 5.5 of the Agreement, (i) the Corporation hereby removes Computershare and Trust Company as Depositary under the Agreement, (ii) the Corporation hereby appoints Broadridge as successor Depositary under the Agreement, which shall be vested with the same rights, powers, duties and obligations as if it had been originally named as Depositary, and (iii) Broadridge hereby accepts such appointment as Depositary, in each case effective as of the Amendment Effective Date.

2.Assignment and Assumption.

(a)Effective as of the Amendment Effective Date, Computershare and Trust Company hereby assign, transfer, convey and deliver to Broadridge all of Computershare's and Trust Company's respective rights, duties and obligations under the Agreement accruing on and after such time; provided, that: (i) Computershare and Trust Company are not assigning any liabilities of Computershare and Trust Company, as applicable, or (ii) Computershare and Trust Company are not assigning any claims that the Corporation or any other party may have against Computershare or Trust Company arising in connection with the Agreement, and (iii) for avoidance of doubt, Computershare and Trust Company shall remain entitled to indemnity as set forth in Section 5.7 of the Agreement.

(b)Effective as of the Amendment Effective Date, Broadridge hereby accepts such assignment and agrees to assume all of the rights, duties and obligations of Computershare and Trust Company under the Agreement accruing on or after such time; provided, that Broadridge is not assuming: (i) any liabilities of Computershare or Trust Company, or (ii) any claims that the Corporation or any other party may have against Computershare or Trust Company arising in connection with the Agreement.

3.Amendment to the Agreement.

a.Effective as of the Amendment Effective Date, all references in the Agreement to Computershare Inc., Computershare, Computershare Trust Company, N.A. or Trust Company as joint Depositary shall be deemed to refer instead to Broadridge Corporate Issuer Solutions, Inc. as Depositary.
b.Effective as of the Amendment Effective Date, all references in the Agreement to Computershare as registrar in respect of the Series C Preferred Stock deposited with the Depositary shall be deemed to refer instead to Broadridge Corporate Issuer Solutions, Inc. as registrar.

c.Effective as of the Amendment Effective Date, all references in the Agreement to Trust Company as transfer agent in respect of the Series C Preferred Stock deposited with the Depositary shall be deemed to refer instead to Broadridge Corporate Issuer Solutions, Inc. as transfer agent.

d.Effective as of the Amendment Effective Date, the definition of "Computershare" in Section 1.1 of the Agreement is hereby deleted.

e.Effective as of the Amendment Effective Date, the definition of "Trust Company" in Section 1.1 of the Agreement is hereby deleted.

f.Effective as of the Amendment Effective Date, the definition of "Intercompany Agreement" in Section 1.1 of the Agreement is hereby deleted.

g.Effective as of the Amendment Effective Date, the definition of "Depositary's Office" in Section
1.1 of the Agreement is hereby deleted and replaced with the following definition:

'"Depositary's Office' shall mean the office of the Depositary at which at any particular time its depositary receipt business shall be administered, which at the date of this Deposit Agreement is located at 51 Mercedes Way, Edgewood, New York 11717."

h.Effective as of immediately prior to the Amendment Effective Date, the definition of "Registrar" in
Section 1.1 of the Agreement is hereby deleted and replaced with the following definition:

"'Registrar' shall mean the Depositary or such other successor bank, trust company or regulated "transfer agent" (as such term is defined in Section 3(a)(25) of the Securities Exchange Act of 1934, as amended) engaged in the business of registering ownership and transfers of securities, which shall be appointed by the Corporation to register ownership and transfers of Receipts as herein provided; and if a successor Registrar shall be so appointed, references herein to "the books" of or maintained by the Depositary shall be deemed, as applicable, to refer as well to the register maintained by such Registrar for such purpose.."

i.Effective as of immediately prior to the Amendment Effective Date, the definition of "Transfer Agent" in Section 1.1 of the Agreement is hereby deleted and replaced with the following definition:

"'Transfer Agent' shall mean the Depositary or such other successor bank, trust company or regulated "transfer agent" (as such term is defined in Section 3(a)(25) of the Securities Exchange Act of 1934, as amended), which shall be appointed by the Corporation to transfer the Receipts or the deposited Series C Preferred Stock, as the case may be, as herein provided."

j.Effective as of immediately prior to the Amendment Effective Date, the first sentence of the third paragraph of Section 5.5 of the Agreement is hereby deleted and replaced with the following:

"In case at any time the Depositary acting hereunder shall resign or be removed, the Corporation shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor Depositary, which shall be a Person having its principal office in the United States of America and having either (i) a combined capital and surplus, along with its affiliates, of at least $50,000,000 or (ii) total assets, along with its affiliates, of at least $50,000,000."
k.Effective as of the Amendment Effective Date, the first sentence of Section 4.1 of the Agreement is hereby deleted and replaced with the following:

"Whenever the Depositary shall received any cash dividend or other cash distribution on the Series C Preferred Stock, the Depositary shall, subject to Section 3.1 and Section 3.2, distribute to Record Holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such Holders; provided, however, that in case the Corporation or the Depositary shall be required to withhold and shall withhold from any cash dividend or other cash distribution in respect of the Series C Preferred Stock an amount on account of taxes, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly.

l.Effective as of the Amendment Effective Date, Section 7.4 of the Agreement is hereby deleted and replaced with the following:

"Any and all notices to be given to the Corporation hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or overnight delivery service, or by facsimile transmission or electronic mail, confirmed by letter, addressed to the Corporation at:

Regions Financial Corporation 1900 Fifth Avenue North Birmingham, Alabama 35203 Attention: Corporate Secretary

or at any other addresses of which the Corporation shall have notified the Depositary in writing.

Any and all notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail or overnight delivery service, or by telegram or facsimile transmission or electronic mail, confirmed by letter, addressed to the Depositary at:

Broadridge Corporate Issuer Solutions, Inc. 51 Mercedes Way
Edgewood, New York 11717
Attn: Corporate Actions Department
Email: BCISCAManagement@broadridge.com with a copy (which shall not constitute notice) to:
Broadridge Financial Solutions, Inc.,
2 Gateway Center, Newark, New Jersey 07102 Email: legalnotices@broadridge.com
Attn: General Counsel

or at any other addresses of which the Depositary shall have notified the Corporation in writing.

Any and all notices to be given to any Record Holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, overnight delivery service, facsimile transmission or electronic mail, confirmed by letter, addressed to such Record Holder at the address of such Record Holder as it appears on the books of the Depositary, or if such Holder shall have timely filed with the Depositary a written request that notices intended for such Holder be mailed to some other address, at the address designated in such request. Any written notices given to any record holder of a Global Registered Receipt shall be deemed to have been duly given if transmitted through the facilities of DTC in accordance with DTC's procedures.

Delivery of a notice sent by mail as provided in this Section 7.4 shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile transmission or electronic mail) is deposited, postage prepaid, in a post office letter box. The Depositary or the Corporation may, however, act upon any facsimile transmission or electronic mail received by it from the other or from any Holder of a Receipt, notwithstanding that such facsimile transmission or electronic mail shall not subsequently be confirmed by letter or as aforesaid."

m. Effective as of the Amendment Effective Date, the last sentence of Section 7.6 of the Agreement is hereby deleted.

4.Certain Representations and Warranties. Each of Broadridge and the Corporation represents, warrants and covenants that: (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation and (b) this Amendment has been duly executed and delivered by such party and constitutes a legal, valid, binding and enforceable obligation of it.

5.Limited Effect. Except as expressly modified herein, the Agreement shall continue to be and shall remain, in full force and effect and the valid and binding obligation of the parties thereto in accordance with its terms.

6.Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed as original, but all of which together shall constitute one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.